EXHIBIT 3.40

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

NEW ALENCO

EXTRUSION, LTD.

PARTNERSHIP INTERESTS IN NEW ALENCO EXTRUSION, LTD. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED UNDER SUCH ACTS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  THIS AGREEMENT CONTAINS ADDITIONAL RESTRICTIONS ON SALES AND OTHER TRANSFERS OF PARTNERSHIP INTERESTS.

AGREEMENT OF LIMITED PARTNERSHIP

OF

NEW ALENCO EXTRUSION, LTD.

THIS AGREEMENT OF LIMITED PARTNERSHIP OF NEW ALENCO EXTRUSION, LTD. is made and entered into by and between Alenco Extrusion Management, L.L.C. (the “General Partner”), and Alenco Interests.  L.L.C. (the “Limited Partner”).

ARTICLE 1

ORGANIZATION

1.1 Formation and Name.  For and in consideration of the agreements contained herein, the parties hereto do hereby agree to the formation of a limited partnership under the Act to be known as New Alenco Extrusion, Ltd. Upon execution of this Agreement by all parties listed on the signature page, the General Partner shall file a Certificate of Limited Partnership with the Texas Secretary of State.  The rights, duties and liabilities of the Partners shall be as provided in the Act, except as otherwise provided herein.

1.2 Location of Principal Place of Business.  The principal place of business of the Partnership shall be 615 Carson Street, Bryan.  Texas 77801-4817, or such other place as the General Partner may from time to time designate.  The Partnership may maintain other offices or such other places as the General Partner deems appropriate.

1.3 Business and Purpose.  The business and purpose of the Partnership shall be to conduct any lawful activities permitted under the Act.

1.4 Term.  The term of the Partnership shall begin on the effective date of its Certificate of Limited Partnership and shall continue indefinitely thereafter, unless sooner terminated as hereinafter provided.

1.5 Filing of Certificates.  The General Partner shall execute, file and publish all certificates, notices, statements or other instruments required by law for the formation or operation of a limited partnership in all jurisdictions where the Partnership may propose to do business.  The General Partner may amend the Certificate of Limited Partnership from time to time for any proper purpose.

1.6 Partnership Interests.

(a) The General Partner shall accept initial contributions from the Limited Partner as specified in Section 2.1 hereof in exchange for a Partnership Interest of ninety-nine and nine-tenths of one percent (99.99%).

(b) The General Partner shall make an initial contribution as specified in Section 2.2 hereto in exchange for a Partnership Interest of one-tenth of one percent (0.10%).

1.7 Additional Limited Partners.  In the case of a person acquiring a Partnership Interest directly from the Partnership, such person shall become a Limited Partner only if (a) his purchase offer is accepted by the Partnership, as evidenced by countersignature of the General Partner, and (b) he executes and delivers to the General Partner an executed copy of this Agreement, together with any other documentation that may be required by the General Partner.

1.8 Amendment.  This Agreement shall be amended only upon the unanimous written consent of all Partners.

ARTICLE 2

CAPITALIZATION AND ADDITIONAL FINANCING

2.1 Limited Partners’ Initial Contributions.  The initial contribution of the Limited Partner shall consist of Ten Dollars ($10.00).

2.2 General Partner’s Initial Contributions.  The initial contribution of the General Partner shall consist of One Dollar ($1.00).

2.3 Partnership Borrowing.

(a) The General Partner may cause the Partnership to borrow money from time to time, from third parties or from the General Partner, and may mortgage or pledge Partnership property to obtain and secure the repayment of such loans.  The proceeds of Partnership loans may be used for any Partnership purpose.

(b) The General Partner is not, however, obligated to lend funds to the Partnership.  If the General Partner loans money to the Partnership, it will receive interest at the lesser of (i) two (2) percentage points over the fluctuating per annum rate of interest reported in the Wall Street Journal as the “Prime Rate” or (ii) the maximum lawful rate that may be charged under applicable state or federal law.  Loans by the General Partner to the Partnership shall be treated as indebtedness to a non-Partner lender and will be payable prior to any distributions to the Limited Partner.

2.4 Additional Financing.  No Limited Partner shall be required lo make any contribution to the capital of the Partnership other than his initial contribution pursuant to Section 2.1.  This provision shall not be deemed a limitation, however, on the General Partner’s right to cause the Partnership to borrow or to retain, use or pledge so much of the undistributed revenues and other assets of the Partnership as in its reasonable opinion may be required to provide for the Partnership’s anticipated future cash needs (including contingencies), or to repay amounts borrowed.

2.5 Revenues.  Any or all revenues received by the Partnership may be accumulated and retained in the Partnership for any Partnership purpose including, but not limited to, the costs of partnership expenses or the repayment of borrowing by the Partnership.

2.6 Partnership Capital.

(a) No interest shall be paid by the Partnership on any capital contributions to the Partnership or on capital account balances.

(b) No Partner shall have the right to withdraw any part of his capital contribution to the Partnership or his capita] account, or to receive any return of any portion of his capital contribution or his capital account, except as may be specifically provided in this Agreement.

(c) Loans from a Partner to the Partnership shall not be considered capital contributions.

2.7 No Capital Accounts.  Since the Partnership becomes a disregarded entity at the effective time of this Agreement, no capital accounts will be maintained for the Partners except as required by the Act.

ARTICLE 3

ALLOCATIONS AND DISTRIBUTIONS

3.1 Allocations.  Except as otherwise provided in this Agreement, all Profits and Losses shall be allocated among the Partners in proportion to their Partnership Interests.

3.2 Distributions.

(a) The Partnership shall distribute to the Partners cash which in the opinion of either:  (i) the General Partner or (ii) Limited Partners holding a Required Interest, is not advisable to be retained.

(b) All distributions of cash or property (other than distributions in connection with the dissolution and liquidation of the Partnership) shall be allocated among the Partners in the same proportion as the Partners are entitled to share in net income from the Partnership as set forth in Section 3.1.

(c) Distributions in connection with the termination and liquidation of the Partnership shall be allocated among the Partners as provided in Section 83.

3.3 Tax Status.  The Partnership is a disregarded entity for federal income tax purposes, and all tax related allocations are omitted.

ARTICLE 4

RIGHTS AND DUTIES OF THE GENERAL PARTNER

4.1 Management.  Except as otherwise provided in this Agreement but consistent with the General Partner’s fiduciary responsibility for the safekeeping and use of Partnership property, the General Partner shall have the full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the business and affairs of the Partnership, and to do or cause to be done any and all acts which it deems to be necessary or appropriate thereto, and the scope of such power and authority shall encompass all matters in any way connected with or incident to such business, including, but not limited to, the power and authority:

(a) to expend the Partnership’s capital and revenues in furtherance of the business of the Partnership;

(b) to borrow monies from time to time in the form of recourse or non-recourse borrowings or otherwise to draw, make, execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of the sums so borrowed and to mortgage, pledge, or assign in trust all or any part of the Partnership’s property;

(c) to employ or retain on behalf of the Partnership agents, employees, consultants, accountants, lawyers, appraisers, engineers, surveyors, land planners, architects, clerical personnel, and such other assistance and services as may be necessary or convenient;

(d) to sue and be sued, complain and defend in the name and on behalf of the Partnership and enter into such agreements, receipts, releases, and discharges with respect to any such matters as the General Partner deems advisable;

(e) to make such classifications, determinations and allocations as are deemed advisable, having due regard for relevant generally accepted accounting standards;

(f) to purchase insurance, or extend the General Partner’s or its Affiliates’ insurance, at the Partnership’s expense, to protect the Partnership property and the business of the Partnership against loss, and to protect the Partners against liability to third parties arising out of Partnership activities, such insurance, if any, to be in such limits, subject to such deductibles and to cover such risks as the General Partner deems appropriate;

(g) to appear and transact business before regulatory authorities, make any and all applications, filings, submittals, reports, notices or take any other action needed on behalf of the Partnership to effect regulatory matters for Partnership activities; and

(h) to enter into, perform and carry out contracts, agreements and to do any other acts and things necessary, appropriate or incidental to the accomplishment of the purposes of the Partnership.

4.2 Reliance by Public.

(a) In order to expedite the handling of the Partnership’s business and affairs, it is understood and agreed that any action taken, or document delivered, by the General Partner while acting in the name and on behalf of the Partnership shall be deemed to be the action of the Partnership as any third parties (including all Limited Partners or their assignees as third parties for such purpose).  Any person dealing with the Partnership or the General Partner shall be entitled to rely upon a certificate of the General Partner as to:

(i) the identity of the Partners;

(ii) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the parry delivering or receiving such certificate or which are in any other manner related to the affairs of the Partnership;

(iii) the persons who are authorized to execute and deliver any instrument or document of the Partnership;

(iv) any act or failure to act by the Partnership; or

(v) any other matter whatsoever involving the Partnership or any Partner.

(b) Notwithstanding any other provision of this Agreement to the contrary, no lender or purchaser shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner.  Any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner, as if it were the sole party in interest therein, both legally and beneficially.

4.3 Restrictions on Authority of General Partner.  Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall not have the power or authority to, and shall not sell, transfer or assign (other than collateral assignments and transfers) all or substantially all of the assets of the Partnership unless approved by a Required Interest.

4.4 Other Operations.  The General Partner shall devote only such part of its time to the Partnership as is reasonably required to carry on the Partnership’s business, and the General Partner and its Affiliates shall at all times be free to engage in all aspects of businesses similar to that of the Partnership for their own accounts and for the accounts of others.  Without limiting the generality of the foregoing, the General Partner and its Affiliates shall have the right to organize and operate other partnerships, joint ventures and other ventures similar to the Partnership.  Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in and to such independent business ventures or to the income or profits derived therefrom.

4.5 Liabilities; Indemnification.

(a) THE GENERAL PARTNER AND ITS AFFILIATES SHALL NOT BE LIABLE TO THE PARTNERSHIP OR THE PARTNERS FOR ANY LOSS OR DAMAGE INCURRED BY THE PARTNERSHIP OR ANY PARTNER BY REASON OF ANY ACT OR OMISSION (WHETHER NEGLIGENT OR NOT) PERFORMED OR OMITTED BY THE GENERAL PARTNER OR ITS AFFILIATES IN GOOD FAITH AND IN A MANNER REASONABLY BELIEVED BY THE GENERAL PARTNER TO BE WITHIN THE SCOPE OF THE AUTHORITY GRANTED TO THE GENERAL PARTNER BY THIS AGREEMENT.  THE PARTNERSHIP SHALL INDEMNIFY AND SAVE HARMLESS THE GENERAL PARTNER AND ITS AFFILIATES TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY THE ACT.

(b) Legal expenses and other costs incurred by the General Partner and its Affiliates shall be reimbursed on a monthly basis by the Partnership in advance of the final disposition of claims for which the General Partner or its Affiliates may be entitled to be indemnified or held harmless, provided that each person to whom reimbursement is to be made undertakes to repay funds so advanced if it is later determined by final, non-appealable judgment of a court of competent jurisdiction that such person is not entitled to be indemnified or held harmless by the Partnership.  The right of the General Partner and its Affiliates to be indemnified and held harmless shall continue after the General Partner ceases to be a Partner.  All rights of the General Partner and its Affiliates under this Section 4.5 shall inure to their respective successors and assigns.

4.6 Title to Partnership Properties.  Title to all Partnership property shall be taken, held and recorded in the name of the Partnership.

4.7 Transfer of Partnership Interest of General Partner.

(a) The General Partner may not assign its right or delegate its responsibility to manage the affairs of the Partnership except as expressly permitted by this Agreement.  The General Partner may transfer its share of the profits and distributions from the Partnership without receiving the consent or approval of any Partner.

(b) The General Partner may assign all or any portion of its Partnership Interest in the Partnership to any General Partner admitted to the Partnership pursuant to Article 6.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prevent (and all Limited Partners hereby expressly consent to) the transfer by the General Partner of all of its rights and Partnership Interest in the Partnership, and the delegation of all its obligations to the Partnership and the Partners to one or more persons that have, as the result of a merger, consolidation, asset purchase, corporate reorganization, or other similar transaction, acquired all or substantially all of the assets of the General Partner, and have assumed the obligations of the General Partner hereunder.

4.8 Compensation.  The General Partner shall be reimbursed by the Partnership for all expenses incurred for the direct benefit of the Partnership.

ARTICLE 5

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

5.1 Limitation of Liability.  No Limited Partner shall be liable to the Partnership for the debts, liabilities, contracts, or any other obligations of the Partnership, except to the extent of his Partnership Interest in the Partnership, and as provided in the Partnership’s Certificate of Limited Partnership or herein.

5.2 Management of Business.  No Limited Partner as such shall take part in the operation, management, or control of the Partnership business, transact any business in the Partnership’s name, or have the power to sign documents for or otherwise bind the Partnership.

5.3 Outside Activities.  A Limited Partner shall be entitled to have business interests and engage in business activities similar to the Partnership.  Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in and to such independent business ventures or to the income or profits derived therefrom.

5.4 Withdrawal; Transfer of Limited Partner’s Partnership Interest.  No Limited Partner may withdraw or transfer its Partnership Interest without the prior written consent of the General Partner and a Required Interest of the Partners.

ARTICLE 6

REMOVAL OR WITHDRAWAL OF THE GENERAL PARTNER;

ADMISSION OF ADDITIONAL GENERAL PARTNERS

6.1 Removal of the Central Partner.  The Limited Partners may vote to remove the General Partner upon the written consent or affirmative vote of a Required Interest.  The removal of the General Partner shall be effective at such time as (a) the removed General Partner’s Partnership Interest is redeemed by a distribution of cash equal to the amount the General Partner would receive in a liquidation and (b) an amendment of the Partnership’s Certificate of Limited Partnership is filed to reflect the removal of the General Partner and the admission to the Partnership of a successor General Partner.

6.2 Withdrawal.  The General Partner shall not withdraw from the Partnership unless such withdrawal is approved by a Required Interest.

6.3 Admission of Additional General Partner.  The General Partner may cause the Partnership to admit as an additional General Partner any person controlling, controlled by or under common control with the General Partner.  The Limited Partners hereby consent in advance to such an admission of an additional General Partner pursuant to this Section 6.3; provided, however, that such admission shall not in any manner reduce the interest of the Limited Partners in the Partnership.  Unless otherwise agreed by the General Partner and the person to be admitted as an additional General Partner, the additional General Partner so admitted shall have the same rights and responsibilities as the General Partner under this Agreement.

6.4 Agreement of Successor General Partner.  A successor General Partner shall, upon consent to his admission by a Required Interest of the Partners, be admitted as a General Partner of the Partnership upon his agreeing to be bound by the provisions of this Agreement to the same extent and on the same terms and conditions as the prior General Partner.  Any such successor General Partner shall, as a condition of receiving any interest in the Partnership, also agree to be bound by any contracts, leases, instruments or other documents theretofore executed and delivered on behalf of the Partnership to the same extent and on the same terms and conditions as the prior General Partner.

ARTICLE 7

FISCAL YEAR; BOOKS OF ACCOUNT;

BANK ACCOUNTS; AND REPORTS

7.1 Books and Records.

(a) The General Partner, at the expense of the Partnership, shall maintain for the Partnership adequate books and records of account which shall be maintained, except as otherwise required by law, on the accrual basis applying normal accounting principles as the General Partner may select.  The Partnership shall adopt a 52-53 week year ending on the Friday closest to March 31 as its fiscal year.

(b) The Limited Partners and their agents may examine, audit and obtain copies of the books, records and accounts of the Partnership, including federal, state, and local income tax returns for each year as and when they become available, inspect its properties, or otherwise make reasonable inquiry as to Partnership affairs.  Any such inspections shall be conducted during the normal business hours of the General Partner.

7.2 Bank Accounts.  All funds of the Partnership shall be deposited in its name in such bank account or accounts as may be designated by the General Partner.  The General Partner and any persons authorized in writing by it to do so shall be authorized to draw checks on the bank accounts of the Partnership.  Each bank in which a Partnership account is maintained shall be relieved of any responsibility to inquire into the authority of the General Partner to deal with such funds.

7.3 Tax Elections.  The Partnership shall be a disregarded entity for federal income tax purposes, and all tax elections shall be made by the General Partner or its sole member.

ARTICLE 8

DISSOLUTION, WINDING UP AND TERMINATION; CONTINUATION

8.1 Events of Dissolution.

(a) The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

(i) written consent of all Partners to dissolution;

(ii) withdrawal of all General Partners; or

(iii) entry of a decree of judicial dissolution under the Act.

(b) Neither the death, dissolution, mental incompetency, nor bankruptcy of any Limited Partner nor the admission or substitution of a person as a Limited Partner in accordance with the terms hereof shall dissolve, or be deemed to dissolve, the Partnership or cause any interruption in or affect the continued existence of the Partnership and its business.

8.2 Continuation of Business.  Notwithstanding the provisions of Section 8.l(a)(ii), the Partnership shall not be dissolved and shall not be required to be wound up if within ninety (90) days after the occurrence of an event triggering
Section 8.1(a)(ii), all remaining Partners agree in writing to continue the business of the Partnership.  If all General Partners withdraw from the Partnership, then the remaining Limited Partners shall appoint one or more new General Partners, effective as of the date of the last withdrawal of a General Partner.  Notwithstanding anything to the contrary herein, after the withdrawal of a General Partner, if there remains at least one General Partner, the Partnership shall not be dissolved.

8.3 Liquidation.  Upon dissolution of the Partnership, the General Partner (or, if there shall not be any remaining General Partners, a special liquidator (herein called the “Liquidator”) appointed by the Limited Partners) shall proceed with the winding up of the Partnership and shall distribute the assets of the Partnership in the following order of priority:

(a) To creditors, including Partners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and other than liabilities to Partners for distributions;

(b) To the selling up of any reserve which the General Partner (or the Liquidator, where applicable) shall reasonably deem advisable to provide for any contingent or unforeseen liabilities or obligations of the Partnership;

(c) To the Partners and former Partners in satisfaction of liabilities for distributions; and

(d) To the Partners in accordance with their Partnership Interests.

At the expiration of such period of time as the General Partner (or, where applicable, the Liquidator) shall deem advisable, the remaining balance of any reserve established in accordance with clause (b) shall be distributed in the manner set forth in clause (d).

8.4 Distributions in Kind.  In the event the General Partner (or, where applicable, the Liquidator) determines that it is necessary or desirable upon dissolution to make a distribution of any property of the Partnership in kind, such property shall be transferred and conveyed on the basis of the fair market value thereof to the Partners or their assignees, so as to vest in each of them an undivided interest, as tenants-in-common, in the whole of such property equal to their relative Partnership Interests.  Any Partnership property distributed in kind shall be subject to such liens, encumbrances and restrictions or affect such Partnership properties on the date of distribution.

ARTICLE 9

DEFINITIONS

9.1 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Act” shall mean the Texas Revised Limited Partnership Act, as from time to time amended, or any successor statute thereto.

(b) “Affiliate” means (1) any person directly or indirectly owning, controlling or holding the power to vote 50% or more of the outstanding voting securities of the General Partner; (2) any person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the General Partner; (3) any person directly or indirectly controlling, controlled by or under common control with the General Partner; (4) any officer, director, or partner (other than a limited partner in a partnership managed by the General Partner) of the General Partner; and (5) any partnership or joint venture in which the General Partner is a partner or joint venturer.

(c) “Agreement” shall mean this Agreement of Limited Partnership as originally executed and as amended, modified, supplemented or restated from time to time.

(d) “General Partner” means Alenco Extrusion Management, L.L.C.  The term “General Partner” also includes any other person who is duly admitted to the Partnership as an additional or successor general partner.

(e) “Limited Partner” means Alenco Interests, L.L.C.  The term “Limited Partner” also includes any other person who is admitted to the Partnership as a limited partner pursuant to the terms of this Agreement.

(f) “Liquidator” shall have the meaning set forth in Section 8.3.

(g) “Partners” means both the General Partner and the Limited Partners who are admitted as partners in the Partnership, unless otherwise indicated.

(h) “Partnership” means New Alenco Extrusion, Ltd., a Texas limited partnership, as the Partnership may be constituted from time to time.

(i) “Partnership Interests” means the entire ownership interest and rights of a Partner in the Partnership at any particular time as a General Partner or a Limited Partner, including, but not limited to, the right of such Partner to any and all rights and benefits to which a Partner is entitled pursuant to the terms of this Agreement.

(j) “Required Interest” means one hundred percent (100.00%) of the relevant Partnership Interests.

9.2 Section Headings, Gender.  The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement.  Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine or the neuter gender shall include the masculine, the feminine and the neuter.  The terms “hereof” “herein” or “hereunder” shall refer to this Agreement as a whole and not to any particular Article or Section.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Notices.  Any notices, requests, demands or other communications herein required or permitted to be given shall be in writing and may be personally served or sent by telex or mail and shall be deemed to have been given as follows: if personally served, when served; if by telex, on the second day after transmission thereof on a telex machine to the proper address and number with confirmed answerback; or if mailed, on the third day after deposit in first class mail with postage pre-paid and properly addressed.  For purposes of this Section 10.1, the address of each Limited Partner shall be the address provided the General Partner in writing of a change of address, and the address of the General Partner shall be the same as the principal place of business of the Partnership.

10.2 Execution and Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereunder had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

10.3 Waiver of Partition.  Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.

10.4 Governing Law, Successors, Severability.  This Partnership Agreement and the relative rights of the parties to this Agreement shall (i) be governed by the laws of the State of Texas and (ii) subject to the restrictions on transferability set forth herein, bind and inure to the benefit of the heirs, executors, legal representatives, successors and assigns of the parties hereto.  If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

10.5 Integrated Agreement.  This Agreement executed by the Partners constitutes the entire agreement among the parties.  This Agreement supersedes any prior agreement or understandings among them, oral or written, all of which are hereby canceled.  This Agreement may not be modified or amended other than pursuant to Section 1.8.

10.6 No Waiver.  The failure of any Partner to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

10.7 Presumptions.  Any act or omission performed or omitted by the General Partner or an Affiliate of the General Partner on advice of legal counsel or an independent consultant who has been employed or retained by the Partnership shall be presumed to have been performed or omitted in good faith.  The termination of any action, suit or proceeding by judgment, order, or settlement shall not, of itself, create a presumption that any such party did not act in good faith and in the best interests of the Partnership.

10.8 Time of Essence.  Time shall be of the essence in the performance of this Agreement

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, this Agreement is executed effective as of the day of April, 2001.

Partner Name and Address	Partner Signature	Partnership Percentage
General Partner Alenco Extrusion Management, L.L.C.	By: /s/ Patrick M Cahill Patrick M. Cahill, Sole Manager	0.10%
Limited Partner Alenco Interests, L.L.C.	By: /s/ Lee Anderson Lee Anderson, Sole Manager	99.90%
Total		100.00%